Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2004 Equity Incentive Plan of Corcept Therapeutics Incorporated of our reports dated March 13, 2012, with respect to the financial statements of Corcept Therapeutics Incorporated and the effectiveness of internal control over financial reporting of Corcept Therapeutics Incorporated included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

March 13, 2012